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                                    EXHIBIT 3
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                AMENDMENT NO. 1 TO REGISTRATION RIGHTS AGREEMENT


         This AMENDMENT NO. 1 TO REGISTRATION RIGHTS AGREEMENT (this "Agreement"), dated as of December 31, 1997, is by and among HARBERT EQUITY FUND I, L.L.C., a Georgia limited liability company (the "Purchaser"), and CROWN NORTHCORP, INC., a Delaware corporation (the "Company").

                                   WITNESSETH:

         WHEREAS, Purchaser and the Company are parties to that certain Stock Purchase Agreement, dated as of March 7, 1997, as amended on October 2, 1997, and as further amended by that certain Amendment No. 2 to Stock Purchase Agreement of even date herewith between and among Purchaser, the Company, and as to Section 5 thereof, Tucker Holding Company, Ltd. ("Tucker") and Ronald E. Roark, as such Amendment No. 2 was further amended by that certain Amendment No. 1 to Amendment No. 2 to Stock Purchase Agreement, dated as of January 8, 1998 to be effective as of December 31, 1997, between and among Purchaser, the Company, Tucker, and Ronald E. Roark ("Roark"), and as such Amendment No. 2 was further amended by that certain Amendment No. 2 to Amendment No. 2 to Stock Purchase Agreement, dated as of January 13, 1998 to be effective as of December 31, 1997, between and among Purchaser, the Company, Tucker, and Roark (collectively, the "Second Amendment"); and

         WHEREAS, pursuant to the Second Amendment, Purchaser has agreed to purchase from the Company, and the Company has agreed to sell to Purchaser, one share of the Series AA Convertible Preferred Stock, par value $.01 per share, of the Company (the "Series AA Preferred Stock") on the date hereof; and

         WHEREAS, the Purchaser and the Company previously entered into a Registration Rights Agreement, dated March 7, 1997 (the "Original Agreement"), and desire to amend the Original Agreement so that it encompasses the Common Stock issuable upon conversion of the Series AA Preferred Stock (the "Conversion Common Stock");

         NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         SECTION 1. DEFINED TERMS. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed thereto in the Original Agreement.

         SECTION 2. AMENDMENT OF THE DEFINED TERM "SHARES." The definition of the defined term "Shares" set forth in Section 1 of the Original Agreement is hereby amended in its entirety to read in its entirety as follows:

         ""SHARES" means (i) the shares of Common Stock purchased by the Purchaser from the Company at any time and from time to time pursuant to the Stock Purchase Agreement, and
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(ii) the shares of Common Stock issuable upon conversion of the Company's Series
AA Convertible Preferred Stock, par value $.01 per share."

         SECTION 3. ADDITION OF NEW SECTION 8. The Original Agreement is hereby amended by inserting the following new Section 8 after the end of Section 7 of the Original Agreement and prior to the signature clause of the Original
Agreement:

         "SECTION 8. RESIGNATION OF DIRECTORS. Notwithstanding any provision of this Agreement to the contrary, capitalized terms used in this Section 8 but not defined in this Section 8 shall have the meanings ascribed thereto in that certain Certificate of Designation of the Company establishing its Series AA Convertible Preferred Stock, par value $.01 per share, as filed with the Office of the Secretary of State of the State of Delaware on January __, 1998 (the "Certificate of Designation"). Pursuant to the Certificate of Designation, if the Series AA Preferred Stock is outstanding on June 30, 1998 and has not been satisfied in full before June 30, 1998, and, on that date, both of the Trigger Events have not occurred, then for so long as the Purchaser is the owner and holder of record of the Series AA Preferred Stock, the Purchaser has the right to designate such number of individuals to serve as Directors of the Company as shall constitute a majority of the Company's Board of Directors until such time as both of the Trigger Events have occurred, the Series AA Preferred Stock is no longer outstanding, or satisfaction in full of the Series AA Preferred Stock. The Purchaser irrevocably agrees that, without limiting its rights pursuant to the Stock Purchase Agreement, as amended from time to time, it will promptly cause each of the Directors of the Company which it has so designated to resign as a Director of the Company upon the earlier of (x) the occurrence of both of the Trigger Events, and (y) the Purchaser ceasing to be the owner and holder of record of all of the Series AA Preferred Stock or the satisfaction in full of the Series AA Preferred Stock."

         SECTION 4.  MISCELLANEOUS

         (a) AMENDMENTS AND WAIVERS. Except as otherwise provided herein, the provisions of this Agreement may not be amended, modified, or supplemented, and waivers or consents to departure from the provisions thereof may not be given, without the prior written consent of the parties hereto.

         (b) NOTICES. Any notice, demand, request, consent, approval, declaration, or other communication hereunder to be made pursuant to the provisions of this Agreement, shall be sufficiently given or made if in writing and either delivered in person with receipt acknowledged or sent by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

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         (i)      If to any Holder or to the Purchaser:

                           Harbert Equity Fund I, L.L.C.
                           One Riverchase Parkway South
                           Birmingham, Alabama 35244
                           Attn:  Mr. Michael D. Luce

                  With a copy to:

                           Kilpatrick Stockton LLP
                           1100 Peachtree Street, N.E.
                           Atlanta, Georgia 30309-4530
                           Attn:  Joel B. Piassick, Esq.

         (ii)     If to the Company:

                           Crown NorthCorp, Inc.
                           1251 Dublin Road
                           Columbus, Ohio  43215
                           Attn: Mr. Ronald E. Roark
                                    Stephen W. Brown, Esq.

                  With a copy to:

                           Powell, Goldstein, Frazer & Murphy LLP
                           191 Peachtree Street, N.E.
                           Atlanta, Georgia 30303
                           Attn:    Jonathan R. Shils, Esq.

The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration, delivery, or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, or three (3) business days after the same shall have been deposited in the United States mail.

         (c) SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties hereto. This Agreement may be assigned by the Company to any successor to the Company without the consent of any Holder. This Agreement may not otherwise be assigned by the Company without the prior written consent of the Purchaser, which consent shall not be unreasonably delayed or withheld. Subject to compliance with any applicable securities laws, the Purchaser may assign all or any part of its rights hereunder in connection with any transfer, assignment, sale or conveyance of all or any portion of its Registrable Securities.

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         (d) HEADINGS. The headings in this Agreement are for convenience of reference only, and shall not limit or otherwise affect the meaning thereof.

         (e) GOVERNING LAW. This Agreement shall be governed by the laws of the State of Delaware, without regard to the conflict of law provisions thereof.

         (f) SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         (g) ENTIRE AGREEMENT. This Agreement represents the complete agreement and understanding of the parties in respect of the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof.

         (h) ARBITRATION AND LITIGATION. (i) Subject to clauses (ii) and (iii) hereof, all disputes relating to this Agreement may be settled by arbitration in Atlanta, Georgia before a single arbitrator pursuant to the rules of the American Arbitration Association (the "Rules"). Arbitration may be commenced at any time by any party hereto giving notice to the other parties hereto that are parties to a dispute that such dispute has been referred to arbitration pursuant hereto. The arbitrator shall be selected by agreement of the Purchaser and the Company, but if they do not so agree within 20 days after the date of the notice referred to above, the selection shall be made pursuant to the Rules from the panel or arbitrators maintained by the Association. Any award rendered by the arbitrator shall be conclusive and binding upon the parties hereto; provided, however, that any such award shall be accompanied by a written opinion of the arbitrator giving the award. This provision shall be specifically enforceable by the parties and the decision of the arbitrator in accordance herewith shall be final and binding, and there shall be no right of appeal therefrom. Each party shall pay its own expense of arbitration and the expenses of the arbitrator shall be equally shared; provided, however, that if in the opinion of the arbitrator any party to the arbitration has raised a frivolous claim, defense, or objection, then the arbitrator may assess, as a part of his award, all or any part of the arbitration expenses of the other parties (including reasonable attorney's fees) against the party raising such frivolous claim, defense, or objection.

         (ii) To the extent that arbitration may not be legally permitted hereunder or the parties to any dispute hereunder may not at the time of such dispute mutually agree to submit such dispute to arbitration, any party may commence a civil action in a court of appropriate jurisdiction to resolve disputes hereunder. None of the provisions hereof shall prevent the parties from settling any dispute by mutual agreement at any time.

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         (iii) Any non-arbitration action, suit, or proceeding arising out of, based upon, or in connection with this Agreement or the transactions contemplated hereby may be brought only in a United States District Court located in the State of Georgia and each party covenants and agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit, or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that its property is exempt or immune from attachment or execution, that the action, suit, or proceeding is brought in an inconvenient forum, that the venue of the action, suit, or proceeding is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court.

        (i) RATIFICATION. Each of the parties hereto hereby ratifies, confirms, and agrees that the Original Agreement, as amended hereby, continues to be in full force and effect, as amended hereby.

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                        HARBERT EQUITY FUND I, L.L.C.
                                        BY:  HARBERT MANAGEMENT CORPORATION,
                                             MANAGER

                                             By:    /s/ Michael D. Luce
                                                -----------------------------
                                             Name:  Michael D. Luce
                                             Title: Executive Vice President



                                        CROWN NORTHCORP, INC.

                                        By:    /s/ Ronald E. Roark
                                           --------------------------------
                                        Name:  Ronald E. Roark
                                        Title: Chairman and Chief Executive
                                                  Officer

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